Exhibit 99.1

Permianville Royalty Trust Announces Monthly Cash Distribution

HOUSTON, Texas—(BUSINESS WIRE)—July 18, 2024

Permianville Royalty Trust (NYSE: PVL, the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.011000 per unit, payable on August 14, 2024 to unitholders of record on July 31, 2024. The net profits interest calculation represents reported oil production for the month of April 2024 and reported natural gas production during March 2024. The calculation includes accrued costs incurred in May 2024.

This month, after recoupment of the existing cumulative net profits interest shortfall of approximately $3.3 million and repayment of prior administrative expense advances to the Trust of approximately $0.7 million, income from the net profits interest was approximately $0.4 million.

The following table displays reported underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month recorded net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	97,721	3,257	961,635	31,020	$80.84	$1.46
Prior Month	43,568	1,405	599,059	20,657	$77.57	$1.66

Recorded oil cash receipts from the oil and gas properties underlying the Trust (the “Underlying Properties”) totaled $7.9 million for the current month on realized wellhead prices of $80.84/Bbl, up $4.5 million from the prior month’s oil cash receipts. Oil production and oil cash receipts increased materially month-over-month largely because of the inclusion of 15 new Permian wells for which production and revenues attributable to prior periods were released by the operator of the corresponding Underlying Properties during the current month, following the completion of previously pending title work.

Recorded natural gas cash receipts from the Underlying Properties totaled $1.4 million for the current month on realized wellhead prices of $1.46/Mcf, up $0.4 million from the prior month. The increase in natural gas production and cash receipts month-over-month was due in part to the 15 new Permian wells discussed above that reflected production and revenues attributable to prior periods.

Total accrued operating expenses for the period were $3.2 million, a $0.4 million increase month-over-month. Capital expenditures decreased $0.5 million from the prior period to $0.4 million.

About Permianville Royalty Trust

Permianville Royalty Trust is a Delaware statutory trust formed to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain, predominantly non-operated, oil and gas properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.permianvilleroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from the Sponsor with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will continue to be directly affected by the volatility in commodity prices, which can fluctuate significantly as a result of a variety of factors that are beyond the control of the Trust and the Sponsor. Low oil and natural gas prices will reduce profits to which the Trust is entitled, which will reduce the amount of cash available for distribution to unitholders and in certain periods could result in no distributions to unitholders. Other important factors that could cause actual results to differ materially include expenses of the Trust, reserves for anticipated future expenses, and public health concerns, such as the COVID-19 pandemic. In addition, future monthly capital expenditures may exceed the average levels experienced in 2023 and prior periods, which could reduce the amount of cash available for distribution to unitholders and in certain periods could result in no distributions to unitholders. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither the Sponsor nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by the Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 22, 2024. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Permianville Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

601 Travis Street, 16th Floor

Houston, Texas 77002

Sarah Newell 1 (512) 236-6555